Glen Rose Petroleum Corporation

NASDAQ Notice Relating to Number of Audit Committee Members

DALLAS, October 9, 2009 -- Glen Rose Petroleum Corporation (NASDAQ: GLRP), Dallas, Texas, reported that NASDAQ informed Glen Rose Petroleum Corporation in a letter dated October 8, 2009, that it was not in compliance with NASDAQ listing rule 5605 due to the resignation of Franz Skyranz as a director as reported on August 26, 2009 in that the Company no longer had three audit committee members as required by NASDAQ Rule 5605(c)(2)(A).

NASDAQ also stated that should the Company regain compliance with Rule 5605 by the earlier of the Company’s next shareholder meeting or August 25, 2010, or, alternatively, if the next annual shareholder’s meeting is held on or before February 21, 2010, compliance with 5605 is regained by February 21, 2010, no further delisting action will be taken.  If the Company does not regain compliance with 5605 during this cure period NASDAQ staff will provide it with a delisting notice which may be appealed to the NASDAQ Listing Qualifications Panel.

Private Securities Litigation Reform Act Safe Harbor Statement: All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as codified in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing and the risks and uncertainties inherent in oil and gas exploration, production, and development, and market conditions, particularly energy prices, demand for oilfield equipment and services, and potential operational difficulties. Glen Rose Petroleum Corporation assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Contact:                      Glen Rose Petroleum Corporation
                      Joseph Tovey, Consulting CEO & CFO
 +1 214 800 0123